Final Form
CONFIDENTIAL
CONTINGENT VALUE RIGHTS AGREEMENT
This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of September 16 (this “Agreement”), is entered into by and between ANI Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).
RECITALS
WHEREAS, Parent, ANIP Merger Sub INC., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), and Alimera Sciences, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 21, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, whereby (i) each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”) outstanding as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (a) $5.50 per share, in cash, without interest and (b) one (1) contingent value right (a “CVR”), which shall represent, subject to the terms set forth in this Agreement and the Merger Agreement, the right to receive the Milestone Payment (as defined below) (clauses (a) and (b), collectively, the “Merger Consideration”), and (ii) the Company shall continue as a wholly owned subsidiary of Parent; and
WHEREAS, as an integral part of the consideration for the Merger, pursuant to and subject to the terms and conditions of this Agreement and the Merger Agreement, holders of Company Common Stock (other than Excluded Shares and Dissenting Shares), as well as holders of Company Warrants, Company Options, Company PSUs, Company RSAs and Company RSUs may become entitled (any such holders, the “Initial Holders”) to receive up to one (1) contingent cash payment per CVR, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE 1
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
Section 1.1    Definitions. As used in this Agreement, the following terms will have the following meanings:
“Acting Holders” means, at the time of determination, Holders of not less than thirty-five percent (35%) of outstanding CVRs as set forth in the CVR Register.
“Agreement” has the meaning set forth in the preamble hereto.
“Assignee” has the meaning set forth in Section 6.3.
“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the CVR Products are sold, licensed, assigned or transferred to or acquired by any Person other than an Affiliate. For purposes of clarification, an “Assignment Transaction” shall not apply to (a) sales of the CVR Products made by Parent or its Subsidiaries or controlled Affiliates or ordinary course licensing, collaboration or distribution arrangements in which less than exclusive worldwide rights are granted for purposes of developing or commercializing CVR Products and (b) any Change of Control. Notwithstanding the foregoing, a sale of a business, a spin off, a split off or an exclusive licensing transaction pursuant to which rights in and to the CVR Products are sold, licensed, assigned or transferred to or acquired by any Person other than an Affiliate shall not be considered “ordinary course” pursuant to clause (a) of the immediately foregoing sentence.
“Assignment Transaction Acquiror” has the meaning set forth in Section 4.3(a).
“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.
“Company” has the meaning set forth in the Recitals hereto.
“Company Common Stock” has the meaning set forth in the Recitals hereto.
“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.
“CVR Products” means the pharmaceutical products currently marketed and sold under the trademarks ILUVIEN® and YUTIQ® in their current formulations and for their current or future indications.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Shortfall” has the meaning set forth in Section 4.6(b).
“Depositary” means Continental Stock Transfer & Trust Company.
“Diligent Efforts” means, with respect to the CVR Products, efforts of a Person to carry out its obligations in a diligent and sustained manner without undue pause, interruption or delay, which level is at least commensurate with the level of efforts of a pharmaceutical company of comparable size and resources as those of Parent and its

Affiliates would devote to the commercialization of a pharmaceutical product having similar market potential as the CVR Products, at a similar stage of its development or product life, taking into account issues of market exclusivity, product profile, including safety, tolerability and efficacy, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the availability of supply, the regulatory environment and the profitability of the CVR Products (including pricing and reimbursement status achieved), Parent’s portfolio at the time of consideration and other technical, commercial, legal, scientific and/or medical factors; provided, that such level of efforts and resources shall be determined without taking into account the fact of the potential Milestone Payment payable in accordance with, and subject to, the terms of this Agreement. For the avoidance of doubt, Section 4.4 shall apply to Parent and its successors and assigns. Notwithstanding anything to the contrary in this Agreement, the Holders acknowledge that Parent has fiduciary obligations to operate its business in the best interests of its stockholders, and any potential obligation to pay the Milestone Payments under this Agreement does not create any express or implied obligation to operate Parent’s business in any particular manner and further that the use of Diligent Efforts does not mean that Parent guarantees it will actually achieve any Milestone, and that the failure to achieve any Milestone may still be consistent with the use of Diligent Efforts.
“Dispute Notice” has the meaning set forth in Section 4.6(a).
“DTC” means The Depository Trust Company or any successor thereto.
“Equity Award CVR” means a CVR received by an Initial Holder in respect of a Company Option, Company RSU, Company RSA (for which a timely and valid Section 83(b) election has not been made) or Company PSU.
“Funds” has the meaning set forth in Section 2.6.
“GAAP” means the generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, (i) which principals are currently used at the applicable time by Parent in the preparation of the consolidated financial statements of Parent and (ii) as consistently applied throughout the periods involved.
“Gross Revenue” means, for any relevant period, on an accrual basis in accordance with GAAP any arm’s length transaction in which CVR Products are sold by the Company or its Affiliates (or any Transaction Assignment Acquiror or any of its Affiliates) to a third party, the gross invoice price (other than sales, use, VAT or similar taxes) for CVR Products in such transactions (for the avoidance of doubt such amounts exclude Products intended for use solely as samples, including, without limitation, as free clinical trial materials, and Products utilized in patient assistance or other similar programs) including but not limited to royalty revenue and milestone consideration, that is earned or received by the Company or its Affiliates (or any Transaction Assignment Acquiror or any of its Affiliates) with regard to a CVR Product. For the avoidance of doubt, any remuneration that the Company receives in connection with any Assignment Transaction itself (excluding, for the avoidance of doubt, sales of CVR Products to third parties) shall be excluded from the calculation of Gross Revenue and Net Revenues, whether taking the form of a lump sum payment, milestone, upfront consideration, royalty, or otherwise.
“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.
“Independent Accountant” means Deloitte & Touche LLP.
“Initial Holder” has the meaning set forth in the Recitals hereto.
“Merger” has the meaning set forth in the Recitals hereto.
“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in the Recitals hereto.
“Merger Subsidiary” has the meaning set forth in the Recitals hereto.
“Milestone” means the achievement of (a) aggregate worldwide Net Revenue for 2026 in excess of $140,000,000 or (b) aggregate worldwide Net Revenue for 2027 in excess of $160,000,000, as the case may be.
“Milestone Notice” has the meaning set forth in Section 2.4(a).
“Milestone Payment for 2026” means for each CVR an amount payable equal to the product (rounded to the nearest 1/100 of $0.01) of $0.25 multiplied by a fraction (not exceeding one), the numerator of which is the amount, if any, by which the Net Revenue for 2026 exceeds $140,000,000 and the denominator of which is $10,000,000, without interest. By way of examples, (a) if the Net Revenue for 2026 were $147,000,000, then the calculation would be ($147,000,000 – $140,000,000) ÷ $10,000,000, which equals 0.70, multiplied by $0.25, and the Milestone Payment for 2026 would be $0.1750, and (b) if the Net Revenue for 2026 were $151,000,000, then the fraction would exceed one and would count as one, multiplied by $0.25, and the Milestone Payment for 2026 would be $0.25. For the avoidance of doubt, in no circumstance will more than $0.25 per CVR be payable in respect of the Net Revenue for 2026.
“Milestone Payment for 2027” means for each CVR an amount payable equal to the product (rounded to the nearest 1/100 of $0.01) of $0.25 multiplied by a fraction (not exceeding one), the numerator of which is the amount, if any, by which the Net Revenue for 2027 exceeds $160,000,000 and the denominator of which is $15,000,000, without interest. By way of examples, (a) if the Net Revenue for 2027 were $171,000,000, then the calculation would be ($171,000,000 – $160,000,000) ÷ $15,000,000, which equals 0.73333, multiplied by $0.25, and the Milestone Payment for 2027 would be $0.1833, and (b) if the Net Revenue for 2027 were $176,000,000, then the fraction would exceed one and would count as one, multiplied by $0.25, and the Milestone Payment for 2027 would be $0.25. For the avoidance of doubt, in no circumstance will more than $0.25 per CVR be payable in respect of the Net Revenue for 2027.
“Milestone Payment Amount for 2026” means, for a given Holder, the product of (a) the Milestone Payment for 2026 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Milestone Payment Amount for 2026 in respect of any Company Option that constitutes an Eligible Option shall be payable subject to and in accordance with Section 1.5(b)(ii) of the Merger Agreement. For the avoidance of doubt, each Company Option that is outstanding and unexercised at the Effective Time and that has an exercise price per share that is equal to or greater than the Maximum Total Consideration shall, at the Effective Time, be cancelled with no consideration payable in respect thereof in accordance with Section 1.5(b)(iii) of the Merger Agreement and shall not be entitled to receive any Milestone Payment Amount for 2026.
“Milestone Payment Amount for 2027” means, for a given Holder, the product of (a) the Milestone Payment for 2027 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Milestone Payment Amount for 2027 in respect of any Company Option that constitutes an Eligible Option shall be payable subject to and in accordance with Section 1.5(b)(ii) of the Merger Agreement. For the avoidance of doubt, each Company Option that is outstanding and unexercised at the Effective Time and that has an exercise price per share that is equal to or greater than the Maximum Total Consideration shall, at the Effective Time, be cancelled with no consideration payable in respect thereof in accordance with Section 1.5(b)(iii) of the Merger Agreement and shall not be entitled to receive any Milestone Payment Amount for 2027.
“Milestone Payment” refers to a Milestone Payment for 2026 or a Milestone Payment for 2027, and “Milestone Payments” refers to both a Milestone Payment for 2026 and a Milestone Payment for 2027.
“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Net Revenue” for any year means, with regard to a CVR Product, on an accrual basis, for any relevant period, Gross Revenue less normal and customary deductions in accordance with GAAP; including, but not limited to:
Article Iall chargebacks, rebates, administrative fees, trade, cash and quantity discounts, and other customary discounts to customers, wholesalers, resellers, distributors, or similar
(i)rebates and reimbursements to managed care organizations, PBMs, group purchasing organizations or other buying groups, health maintenance organizations, other providers of health insurance coverage, health care organizations and other health care institutions (including hospitals), healthcare administrators and other similar entities;
(ii)compulsory payments, rebates and discounts in any form pursuant to government regulations by reason of any national or local health insurance program or similar program (inclusive of Medicaid, Medicare and similar programs), including government levied fees;
(iii)patient level coupons, copay assistance, other patient out-of-pocket cost funding, and similar;
(iv)credits and allowances for spoiled, damaged, outdated, rejected, returned and recalled Products previously sold;
(v)retroactive price adjustments, billbacks, billing errors, failure to supply, price protection, shelf stock adjustments;
(vi)uncollectable amounts on prior commercial sales;
(vii)only to the extent included in Gross Revenue, reasonable and customary outbound freight, shipping, insurance and other transportation expenses, the extent actually borne by the Parent or its Subsidiaries without reimbursement from any third party;
(viii)only to the extent included in Gross Revenue, tariffs, duties, excise, sales, value-added, medical device and other similar Taxes (other than Taxes based upon income or profits) customs duties or other charges of a governmental authority, only to the extent such taxes are not reimbursable or refundable;
provided that (a) the costs associated with administering any contractual and governmental rebates or co-pay assistance program shall be excluded as a deduction from Gross Revenues; and (b) in all instances in which the Company or its Affiliates (or any Assignment Transaction Acquiror or any of its Affiliates) invoices a sublicensee or distributor separately for the fully burdened cost of a CVR Product (other than amounts specifically identified on such invoice, and invoiced at cost or less, for a CVR Product to be used as samples or for clinical trials), such amounts are to be included as a component of Gross Revenues at their invoiced net amount.
For the avoidance of doubt, Net Revenue shall include the price concessions, fees and other deductions listed above paid to any private, public, or other insurer, pharmacy, customer, distributor, institution, health system, hospital or patient. in countries outside of the United States.

“Net Revenue Statement” for any year means a written statement of Parent, setting forth with reasonable detail (a) the Net Revenue for such year (together with a reconciliation of Gross Revenue to Net Revenue), and (b) to the extent achieved, a calculation of the Milestone Payment for 2026 or the Milestone Payment for 2027, as the case may be.
“New York Courts” has the meaning set forth in Section 6.6(a).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Parent” has the meaning set forth in the preamble hereto.
“Parent Accounting Practices” means, as of any time, determined in accordance with the Parent’s books and records in accordance with GAAP.
“Permitted CVR Transfer” means: a transfer of CVRs (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended); (g) to the controlled Affiliates of a Holder; or (h) as provided in Section 2.7.
“Review Request Period” has the meaning set forth in Section 4.6(a).
“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Significant Pharmaceutical Company” means a company (a) which, together with its Affiliates, has substantial capabilities and experience in the manufacture, distribution and commercialization of pharmaceutical products for human use, and (b) which, together with its Affiliates, has development, regulatory and scientific infrastructure relevant to the CVR Products that is at least reasonably comparable to that of Parent and its Affiliates.
“Subsidiary” means an entity of which another Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such entity.
“Termination Date” has the meaning set forth in Section 6.9.
Section I.1Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” and “ordinary course” shall mean the ordinary course of business consistent with past practice. All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein. Any reference to (i) any Governmental Authority includes any successor to that Governmental Authority; and (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Law includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law shall be deemed to refer to such Law, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date). The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
Article IICONTINGENT VALUE RIGHTS
Section II.1CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payments pursuant to, and subject to the terms and conditions of, this Agreement.
Section II.2Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section II.3No Certificate; Registration; Registration of Transfer; Change of Address.
(a)The CVRs will not be evidenced by a certificate or other instrument.
(b)The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock who hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Warrants, Company Options, Company PSUs, Company RSUs, Company RSAs, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement or the Company Warrants (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent.
(c)Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights

Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Authority any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.
(d)A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.
Section II.4Payment Procedures; Notices.
(a)For each Milestone that is attained, on or prior to the date that is fifteen (15) Business Days following the filing by Parent of its audited financial statements with the Securities and Exchange Commission on Form 10-K for the year in which such Milestone was attained (such date, a “Milestone Payment Date”), (i) Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (each, a “Milestone Notice”), (y) the Net Revenue Statement for the applicable year, and (z) any letter of instruction reasonably requested by the Rights Agent and (ii) Parent shall deliver to the Rights Agent the payment required by Section 4.2. For the avoidance of doubt, each of the Milestone Payment for 2026 and the Milestone Payment for 2027 shall only be due once, subject to the conditions set forth herein, if at all.
(b)The Rights Agent will promptly, and in any event within fifteen (15) Business Days after receipt of a Milestone Notice as well as any letter of instruction reasonably requested by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice and pay the Milestone Payment Amount for 2026 or the Milestone Payment Amount for 2027, as the case may be, to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent or one of its Subsidiaries will pay the Milestone Payment Amount for 2026 or the Milestone Payment Amount for 2027, as the case may be, to each Holder of an Equity Award CVR within fifteen (15) Business Days of the receipt of such Milestone Notice, subject to Section 2.4(c) of this Agreement; provided that notwithstanding anything to the contrary contained herein, payment in respect of an Equity Award CVR shall only be made to the extent such payment is made not later than five years after the Closing Date, and no amount in respect of an Equity Award CVR shall be paid to any Holder of such Equity Award CVR after such five year period.
(c)Parent and its Affiliates and the Rights Agent shall be entitled to deduct and withhold from a Milestone Payment Amount for 2026 or a Milestone Payment Amount for 2027, as the case may be, or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through its or any of its Subsidiaries’ payroll system or any successor payroll system. Prior to paying a Milestone Payment Amount for 2026 or a Milestone Payment Amount for 2026, as the case may be, to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate

Governmental Authority. To the extent any amounts are so deducted and withheld and remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.
(d)Any portion of a Milestone Payment Amount for 2026 or a Milestone Payment Amount for 2027, as the case may be, that remains undistributed six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of any such amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.
(e)None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of a Milestone Payment Amount for 2026 or a Milestone Payment Amount for 2027, as the case may be, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver any such amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such amount has not been paid prior to the two (2) year anniversary of the date on which such amount would otherwise escheat to or become the property of any Governmental Authority, such amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, or reasonable cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.
(f)The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including upon the Holders’ receipt of such CVRs on Internal Revenue Service Form 1099-B or other applicable form and reporting any Milestone Payments hereunder on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).
Section II.5No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.
(a)The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.
(b)The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, the Company or any other Person.
(c)Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.
Section II.6Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for this Agreement or the Merger Agreement. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.6, including any losses resulting from a default by any bank or financial institution; provided, that in the event the Funds are diminished below the level required for the Rights Agent to make a Milestone Payment Amount for 2026 or a Milestone Payment Amount for 2027, as the case may be (to the extent remaining due), to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments.
Section II.7Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from offering to acquire (in its sole discretion) or acquiring (on terms acceptable to such Holder) any CVRs for consideration from the Holders, in private transactions or otherwise. Any CVRs acquired by Parent or any of its Subsidiaries shall be automatically deemed extinguished and no longer outstanding or entitled to any further Milestone Payment for 2026 or Milestone Payment for 2027.
Section II.8Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement, (b) any Milestone Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition of the applicable CVRs and (c) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation (if and when) payment is made for or in respect of Company Options, Company PSUs, Company RSAs (for which a timely and valid Section 83(b) election has not been made), or Company RSUs, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or a change in applicable Law after the date hereof. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs, except as required by applicable Law.
Article III
THE RIGHTS AGENT
Section III.1Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its fraud, willful or intentional misconduct, bad faith or gross negligence.
Section III.2Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:
(a)in the absence of willful or intentional misconduct, bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b)whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;
(c)the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of gross negligence, fraud, bad faith, or willful or intentional misconduct, be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d)the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e)the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(f)the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;
(g)the Rights Agent will have no liability (in the absence of gross negligence, fraud, bad faith, or willful or intentional misconduct) and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;
(h)Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a final non-appealable court of competent jurisdiction to be a result of the Rights Agent’s fraud, willful or intentional misconduct, bad faith or gross negligence;
(i)Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s income and franchise or similar Taxes imposed on it (in lieu of income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing, Parent shall have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders; and
(j)No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
Section III.3Resignation and Removal; Appointment of Successor.
(a)The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.
(b)If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c)Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.
(d)The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.
Section III.4Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
Article IV
COVENANTS
Section IV.1List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Company Warrants, Company Options, Company PSUs, Company RSAs or Company RSUs), the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.
Section IV.2Payment of Milestone Payment Amounts. If a Milestone has been achieved, on or prior to the applicable Milestone Payment Date, Parent shall (i) deposit with the Rights Agent, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount for 2026 or the Milestone Payment Amount for 2027, as the case may be, to each Holder who is not a Holder of an Equity Award CVR and (ii) hold or deposit with any of its Subsidiaries, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay such amount to each Holder of an Equity Award CVR. For the avoidance of doubt, each of the Milestone Payment Amount for 2026 and the Milestone Payment Amount for 2027 shall only be paid, one time, if at all, subject to the achievement of the applicable Milestone, and the maximum aggregate potential amount payable under this Agreement shall be $0.50 per CVR, without interest. If no Milestone has been achieved, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement.
Section IV.3Additional Covenant.

(a)Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the CVR Products or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate of Parent, unless (i) the acquiring Person (each such Person, an “Assignment Transaction Acquiror”) is a Significant Pharmaceutical Company and (ii) Parent has delivered to the Rights Agent an Officer’s Certificate stating that such condition precedent has been complied with. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent’s obligations hereunder, Parent shall be released from any and all obligations hereunder only if the Assignment Transaction Acquiror in connection with such an Assignment Transaction expressly assumes the obligations under this Agreement not yet performed or observed on the part of Parent to be performed or observed. If an Assignment Transaction is consummated with an Assignment Transaction Acquiror and such Assignment Transaction Acquiror does not assume all of Parent’s obligations, duties and covenants hereunder, Parent shall retain all such obligations, duties and covenants hereunder; provided, for the avoidance of doubt, Gross Revenue attributable to sales by any Transaction Assignment Acquiror or any of its Affiliates shall be included in “Gross Revenue” and “Net Revenue” hereunder. In the case of the foregoing sentence, Parent shall, as a condition to the consummation of such Assignment Transaction, require such Assignment Transaction Acquiror to agree to financial reporting and audit rights for the benefit of Parent that are sufficient to allow Parent to comply with its obligations to the Holders hereunder (including, for the avoidance of doubt, the calculation of Gross Revenue and Net Revenue).
(b)Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control; provided, that Parent will cause the Person acquiring Parent to expressly assume in writing Parent’s obligations, duties and covenants under this Agreement to the extent not effected by operation of law.
Section IV.4Efforts. Commencing upon the Effective Time and continuing until the Termination Date, Parent (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries to, use Diligent Efforts to achieve the Milestone. Neither Parent nor any of its Affiliates shall take any action, or fail to take any action, whose primary purpose is to avoid the achievement of the Milestone or the payment of the Milestone Payment.
Section IV.5Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for carrying out or performing by the Rights Agent of the provisions of this Agreement.
Section IV.6Audits.
(a)Upon the reasonable written request of the Acting Holders provided to Parent within forty-five (45) days of the delivery of any Net Revenue Statement pursuant to Section 2.4(a) of this Agreement (the “Review Request Period”), but no more than once following the respective date of delivery of each Net Revenue Statement, Parent shall as promptly as reasonably practicable provide the Acting Holders with reasonable documentation to support its calculation of Net Revenue for 2026 or Net Revenue for 2027, as the case may be, and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x) the Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.6, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates and (z) such information or access would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the applicable Net Revenue Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent, Parent shall permit, and shall use commercially reasonable efforts to cause its Affiliates to permit, the Independent Accountant (subject to the Independent Accountant’s entry into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.6) to have access at reasonable times during normal business hours to such of the books and records of Parent and any of its Affiliates as may be reasonably necessary to verify the accuracy of such Net Revenue Statement and the figures underlying the calculations set forth therein, provided that such information or access (i) does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates or (ii) would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination solely with respect to those specific items in such Net Revenue Statement that the parties disagree on and submit to it for resolution. All other items in the Net Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall use commercially reasonable efforts to cause its Affiliates, to furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may reasonably request and as are available to Parent. The Independent Accountant shall deliver a written report to Parent setting forth its determinations with respect to the disputed matters and shall disclose to the Acting Holders whether a Milestone was achieved and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. Subject to Section 4.6(e) the fees charged by such accounting firm shall be paid by the Acting Holders.
(b)If the Independent Accountant concludes that a Milestone Payment for 2026 or a Milestone Payment for 2027 was properly due and was not paid to the Holders, Parent shall pay or transfer, or cause to be paid or transferred, to the Rights Agent (in each case, for further distribution to the Holders) or to each Holder the applicable amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Milestone Payment should have been paid (if Parent had given notice of achievement of such Milestone pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount, including interest, being the “CVR Shortfall”). The CVR Shortfall shall be paid by Parent within thirty (30) calendar days of the date the Independent Accountant’s written report is provided to Parent. Absent manifest error, the decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. In the event Holders are entitled to any amount pursuant to this Section 4.6(b) and such payments are made after March 15 of the calendar year immediately following the last day of the applicable Net Revenue for 2026 or Net Revenue for 2027, the parties hereto intend that such payments remain exempt from Section 409A of the Code as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4) because payment before such March 15 was administratively impracticable and such administrative impracticability was unforeseeable as of the date hereof, as contemplated by Treasury Regulation Section 1.409A- 1(b)(4)(ii).
(c)If, upon the expiration of the applicable Review Request Period, the Acting Holders has not requested a review of the Net Sales Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section 4.6, the calculations set forth in the applicable Net Revenue Statement shall be and conclusive upon the Holders.
(d)Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.
(e)Any fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that Parent’s determination that the applicable Milestone was not achieved during the applicable Measurement Period was erroneous, in which case such fees shall be borne by Parent.

Article V
AMENDMENTS
Section V.1Amendments without Consent of Holders.
(a)Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i)to evidence the succession of another Person as a successor to Parent and the assumption by any such successor of the covenants of Parent herein, in each case, to the extent permitted by Section 6.3;
(ii)to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv)as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable state securities or “blue sky” laws or securities laws outside of the United States; provided that, such amendments do not adversely affect the interests of the Holders;
(v)to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or
(vi)     any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.
(b)Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.
(c)Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.
Section V.2Amendments with Consent of Holders.
(a)Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), only with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section V.3Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that it has determined adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.
Section V.4Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.
Article VI
OTHER PROVISIONS OF GENERAL APPLICATION
Section VI.1Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):
If to the Rights Agent, to it at:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

If to Parent, to it at:

ANI Pharmaceuticals Inc.
210 Main Street West
Baudette, MN 56623
Attention: Nikhil Lalwani
Email: Nikhil.Lalwani@anipharmaceuticals.com

With a copy to: the General Counsel, legaldept@anipharmaceuticals.com

With a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10024
Attention:    Ken Lefkowitz, Scott Naturman and Gary Simon
Email:        ken.lefkowitz@hugheshubbard.com
        scott.naturman@hugheshubbard.com
        gary.simon@hugheshubbard.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section VI.2Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section VI.3Successors and Assigns. This Agreement shall not be assignable; provided, however, that (a) Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent; or (ii) with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clause (i) or (ii), an “Assignee”), in each case provided that the Assignee expressly agrees to assume and be bound by all of the terms of this Agreement and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in compliance with Section 3.3. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner and subject to the same requirements as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (and the other assignor) shall agree to remain liable for the performance by each further Assignee of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee’s successors, and each Assignee, as applicable, as well as by the Acting Holders on behalf of the Holders. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.
Section VI.4Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.
Section VI.5Limitation on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.
Section VI.6Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement: (i) each of the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns Parent, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York State Court sitting in New York City or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court for the Southern District of New York and any appellate court therefrom (collectively, the “New York Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the New York Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the New York Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the New York Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the New York Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.6(b).
Section VI.7Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section VI.8Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section VI.9Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agents’ services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination Date”) (a) the failure to achieve the Milestones, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the last of the Milestone Payment Amount for 2026 and the Milestone Payment for 2027 (if any) required to be paid under the terms of this Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive a Milestone Payment with respect to the applicable Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if the applicable Milestone is not achieved. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 6.4, 6.6, 6.7, 6.8, 6.10 or this Section 6.9, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent. Notwithstanding anything herein to the contrary, (i) if a Milestone has been achieved on or prior to the

Termination Date, this Agreement shall not terminate until the Milestone Payment Amount for 2026 or Milestone Payment Amount for 2027, as the case may be, has been paid in full in accordance with the terms of this Agreement and (ii) no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.
Section VI.10Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates with respect to the subject matter hereof and thereof.
Section VI.11Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.
Section VI.12Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Authority of competent jurisdiction or is otherwise required by law or regulation.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
ANI PHARMACEUTICALS INC.

By: /s/ Nikhil Lalwani
Name: Nikhil Lalwani
Title: President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By: /s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President